Exhibit 99.1

Media Contact:	Investor Contact:
Eliza Schleifstein	Scott Youngstrom
Argot Partners	Chief Financial Officer
(212) 600‑1902	EnteroMedics Inc.
eliza@argotpartners.com	(651) 634‑3011
syoungstrom@enteromedics.com

EnteroMedics Reports Fourth Quarter 2016 Financial Results

Company to Host Conference Call Today, Tuesday March 7, 2017, at 11:00 AM ET

ST. PAUL, Minnesota, March 7, 2017 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced financial results for the three and twelve months ended December 31, 2016.

“2016 was an outstanding year for EnteroMedics marked by substantial progress across multiple fronts as we continued to work toward expanding the reach of vBloc® Therapy," said Dan Gladney, Chief Executive Officer of EnteroMedics. “Through our expanded agreement with Academy Medical, LLC,  the numerous first-hand commercial patient success stories we’ve had the privilege of sharing, and the continued publication of long-term data reinforcing the effectiveness and safety of vBloc Therapy, we have entered 2017 with strong momentum which will be crucial as we execute on our goal of achieving broad reimbursement coverage for this cutting edge therapy. We look forward to sharing our continued progress throughout the year.”

Scott Youngstrom, Chief Financial Officer and Chief Operating Officer of EnteroMedics, added: “Paramount to our continued success will be maintaining a strong financial position. Since I  joined the company in early October, we have taken numerous steps to ensure such standing, including the successful completion of a $19.0 million public offering,  completion of the retirement of $18.75 million of convertible notes, and regaining compliance with the Nasdaq Capital Market listing requirements.  We believe that the simplified capital structure we’ve cultivated in combination with careful expense management leaves us well positioned for success in the coming year.”

Recent Highlights

•

Announced vBloc Therapy Available to U.S. Veterans at U.S. Department of Veterans Affairs (VA) Medical Facilities through Partnership with Academy Medical. In October 2016, the Company announced that vBloc Therapy was added to Academy Medical’s five-year sole source agreement with the U.S. Department of Veterans Affairs that allows any VA surgeon in the U.S. to purchase the vBloc System from Academy Medical under a national contract. This is made possible through the previously-announced EnteroMedics partnership with Academy Medical, LLC, a certified Service-Disabled Veteran-Owned Small Business specializing in the distribution of medical products to VA and Department of Defense (DoD) facilities.

•

Live Rescue Surgery Implanting vBloc Therapy for Failed Gastric Sleeve Broadcasted at ObesityWeek 2016 Conference. In November 2016, Sachin Kukreja, M.D., Director of Bariatric Surgery, VA North Texas Health Care System, performed a live adjunctive rescue surgery using the Company’s vBloc Therapy on a patient for whom past gastric sleeve surgery failed to sustain weight loss benchmarks. The procedure was broadcasted to attendees at ObesityWeek 2016.

•

Announced Commercial Patient Success of vBloc Therapy in Combination with vBloc Achieve. In December 2016, the Company announced an assessment of real-world, clinical practice weight loss data in patients using the Company’s vBloc Therapy in combination with vBloc Achieve, which confirmed previously reported positive results from the ReCharge Pivotal Trial. These data show similar mean percent total weight loss (TWL) through six (9%) and nine months (10%) as compared to results from the rigorous ReCharge Pivotal Trial (9% at 6 months; 10% at 9 months). The data were collected at vBloc Institutes across the United States.  vBloc Institutes are facilities that have integrated vBloc Therapy and vBloc Achieve into their practices.

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Expanded Availability of vBloc Therapy to Two Additional vBloc Institutes. In January 2017, the Company announced the addition of two new vBloc Institutes: MedStar Health in Maryland and Roper St. Francis in South Carolina. In order to qualify as a vBloc Institute, a medical center or hospital system must have integrated the Company’s vBloc Therapy and its vBloc Achieve support program into its practice. MedStar Health and Roper St. Francis are the twelfth and thirteenth vBloc Institute programs to have integrated vBloc Therapy and vBloc Achieve, a comprehensive, personalized weight loss support program to help vBloc patients reach and maintain health goals, into their practice.

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Announced Closing of $19.0 Million Underwritten Public Offering. In January 2017, the Company announced the closing of an underwritten public offering of common stock and warrants for gross proceeds of $19.0 million, which includes the full exercise of the underwriters’ over-allotment option, prior to deducting approximately $2.5 million of underwriting discounts and commissions and offering expenses payable by EnteroMedics.

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Announced Publication of Three-Year Data from vBloc Diabetic Patient Study. In February 2017, the Company announced the publication of three-year data from the VBLOC DM2 Study of vBloc Therapy in obese patients with Type 2 diabetes. Results from the study demonstrate that after three years, the average percentage excess weight loss (%EWL) was 21% with reductions in hemoglobin A1c (HbA1c) of 0.6 percentage points from a baseline of 7.8%. This clinically meaningful reduction in HbA1c resulted in 39% of participants either reducing or stopping their diabetes medications. Additionally, 71% of study participants were at or below the American Diabetes Association target for HbA1c for people with diabetes of 7%. Also at three years, mean estimated fasting plasma glucose was significantly decreased by 18 mg/dL from 151 mg/dL at baseline. The publication, entitled "Vagal Nerve Block for

Improvements in Glycemic Control in Obese Patients with Type 2 Diabetes Mellitus: Three-Year Results of the VBLOC DM2 Study," was published in the Journal of Diabetes and Obesity and is available online here.

•

Regained Compliance with Nasdaq Listing Requirement. In February 2017, the Company announced that Nasdaq issued a determination that the Company has evidenced compliance with all requirements for continued listing on The Nasdaq Capital Market and, accordingly, the listing qualifications matter was closed. In December 2016, the Company announced a 1‑for‑70 reverse stock split of its common stock as well as the retirement of the last of its $18.75 million of Senior Amortizing Convertible Notes, both of which events were vital in regaining compliance.

Financial Results

For the three months ended December 31, 2016, the Company reported sales of $141,900, gross profits totaling $52,500, and a net loss of $4.4 million, or $2.65 per share, including selling, general and administrative expenses of $2.9 million and research and development expenses of $1.3 million. The $4.2 million of operating expenses compares to $7.6 million for the comparable quarter of 2015.  This reflects the commitment made by the Board and management to reduce expenses and make every effort to maintain its Nasdaq compliance requirements.

For the full year ended December 31, 2016, the Company reported sales of $787,000 with gross profits totaling $355,000.   For the full year ended December 31, 2016, the Company reported a net loss of $23.4 million, or $37.53 per share.

On December 31, 2016, the Company’s cash, cash equivalents and short-term investments totaled $3.3 million.

Conference Call Details

The Company will host a conference call today, Tuesday, March 7, 2017 at 11:00 AM Eastern Time. The conference call may be accessed by dialing (877) 280‑7473 (U.S. and Canada) or (707) 287‑9370 (international), and entering passcode 75853218. A replay of the call will be available from March 7, 2017 at 2:00 PM Eastern Time through March 14, 2017 at 3:00 PM Eastern Time by dialing (855) 859‑2056 (U.S. and Canada) or (404) 537‑3406 (international) and entering passcode 75853218.

To access the live webcast, visit the events page of the investor relations section of EnteroMedics’ website at www.enteromedics.com. A replay of the webcast will be available immediately after the conference call.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. vBloc® Neurometabolic Therapy, delivered by a pacemaker-like device called the vBloc® System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics’ vBloc® System has received U.S. Food and Drug Administration approval and CE Mark.

Information about the Maestro® Rechargeable System and vBloc® Neurometabolic Therapy

You should not have an implanted vBloc® System if you have cirrhosis of the liver, high blood pressure in the veins of the liver, enlarged veins in your esophagus or a significant hiatal hernia of the stomach; if you need magnetic resonance imaging (MRI); if you have a permanently implanted, electrical medical device; or if you need a diathermy procedure using heat. The most common related adverse events that were experienced during clinical study of the vBloc System included pain, heartburn, nausea, difficulty swallowing, belching, wound redness or irritation, and constipation.

Talk with your doctor about the full risks and benefits of vBloc Therapy and vBloc System. For additional prescribing information, please visit www.enteromedics.com.

If you are interested in learning more about vBloc Neurometabolic Therapy, please visit www.vbloc.com or call 1‑800‑MY-VBLOC.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our limited commercial sales experience with our vBloc® System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our ability to maintain compliance with the Nasdaq continued listing requirements; our ability to commercialize our vBloc® System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our vBloc® System; physician adoption of our vBloc® System and vBloc® Neurometabolic Therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as "risk factors" in the annual report on Form 10‑K filed March 28, 2016. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

(See attached tables)

ENTEROMEDICS INC.

Consolidated Statements of Operations (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Sales	$141,900	$149,000	$786,660	$292,000
Cost of goods sold	89,406	70,938	431,476	125,047
Gross profit	52,494	78,062	355,184	166,953
Operating expenses:
Selling, general and administrative	2,893,228	5,939,525	17,981,525	19,892,424
Research and development	1,289,908	1,689,917	5,169,286	8,141,323
Total operating expenses	4,183,136	7,629,442	23,150,811	28,033,747
Operating loss	(4,130,642)	(7,551,380)	(22,795,627)	(27,866,794)
Other income (expense):
Interest income	846	373	5,837	1,819
Interest expense	(710,629)	(98,691)	(4,104,003)	(939,182)
Change in value of warrant liability	182,562	879,093	3,512,816	3,295,536
Change in value of convertible notes payable	200,004	—	—	—
Other, net	23,405	313	20,133	9,874
Net loss	$(4,434,454)	$(6,770,292)	$(23,360,844)	$(25,498,747)

Net loss per share - basic and diluted	$(2.65)	$(66.70)	$(37.53)	$(298.97)

Shares used to compute basic and diluted net loss per share*	1,672,344	101,502	622,431	85,290

* Adjusted for 1:70 reverse stock split effective December 28, 2016

ENTEROMEDICS INC.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	December 31,	December 31,
	2016	2015
ASSETS
Cash, cash equivalents and short-term investments	$3,311	$7,927
Accounts Receivable	144	58
Inventory	1,790	1,686
Prepaid expenses and other current assets	476	831
Property and equipment, net	201	326
Other assets	1,119	759
Total assets	$7,041	$11,587

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$1,312	$172
Debt	—	1,267
Other liabilities	2,790	6,475
Total liabilities	4,102	7,914
Stockholders’ equity	2,939	3,673
Total liabilities and stockholders’ equity	$7,041	$11,587